Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNITY BANK SHARES OF INDIANA, INC. ANNOUNCES APPOINTMENT TO THE BOARD OF DIRECTORS, AMENDMENT TO BYLAWS AND APPOINTMENT OF CHAIRMAN AND VICE-CHAIRMAN OF THE BOARD AND CERTAIN COMMITTEE POSITIONS

New Albany, Ind. (May 11, 2011) – On May 10, 2011, the Board of Directors (the “Board”) of Community Bank Shares of Indiana, Inc. (the “Corporation”) elected Jerry Koetter to the Board to fill the vacancy created by Gordon L. Huncilman’s resignation, which was effective on January 19, 2011.  Mr. Koetter will serve in this position until the Corporation’s 2012 annual shareholder meeting.  Additionally, the Board, after applying the Corporation’s independence criteria, determined that Mr. Koetter is an independent director and appointed him to the Audit Committee.

Mr. Koetter is Chief Operating Officer of Koetter Woodworking, Inc., where he has been employed for the past 33 years.  Mr. Koetter has served as a member of the board of directors for Your Community Bank, a wholly-owned banking subsidiary of the Corporation, since 1997.

At a meeting held on April 26, 2011, the Board of the Corporation discussed several corporate governance issues that included a restructuring of the Board’s Executive Committee and a plan to rotate the Board Chairman and Vice-Chairman positions among various Board members over time in an effort to involve more Board members in such capacities. Over the following two weeks, the Board engaged in internal discussions concerning such matters and the amendments to the Corporation’s Bylaws required to effect such changes.  A special meeting of the Board was set for May 10, 2011, to consider such Bylaws amendments and to consider the composition of all Board committees for the next year.  At that meeting, the Board:

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Amended the Bylaws to provide for an entirely ex-officio composition of the Executive Committee of the Corporation which will be comprised of the Chairman and Vice-Chairman of the Board, the Chief Executive Officer of the Corporation and the Chairman and Vice-Chairman of the Board of Directors of the Corporation’s subsidiary, Your Community Bank;

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Amended the Bylaws to (i) set forth the  procedure for electing the Chairman and Vice-Chairman, (ii) set forth the duties assigned to the Chairman and Vice-Chairman and (iii)  provide that any person elected as Chairman of the Board or Vice-Chairman of the Board shall serve in such capacity for a maximum of four (4) consecutive one-year terms, whereafter a period of two (2) consecutive years is required to pass before such person is re-eligible to serve again in such capacity;

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Accepted the resignation of Timothy T. Shea as Chairman of the Board and appointed Gary L. Libs as Chairman of the Board and Steven R. Stemler as Vice-Chairman of the Board.  Mr. Libs has served on the Board since 1989 and as Vice-Chairman of the Corporation since 2002.  He is President and Chief Executive Officer of Libs Paving Co., Inc. in Floyds Knobs, Indiana and Asphalt Supply Co. in Jeffersonville, Indiana.  Mr. Stemler has served on the Board since 2002.  He is President of The Stemler Corporation, a corporation providing commercial and residential plumbing and irrigation services in Indiana and Northern Kentucky; and

•	Made the following Audit Committee, Compensation Committee, and Governance/Nominating Committee appointments for the upcoming year:

Audit Committee	Compensation Committee	Governance/Nominating Committee
Norman E. “Ned” Pfau, Jr., Chairman	R. Wayne Estopinal, Chairman	Steven R. Stemler, Chairman
George M. Ballard	Gary L. Libs	George M. Ballard
R. Wayne Estopinal	Norman E. “Ned” Pfau, Jr.	Gary L. Libs
Jerry Koetter	James D. Rickard	James D. Rickard
Timothy T. Shea	Kerry M. Stemler	Kerry M. Stemler

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995, the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose:  “Achieving financial goals through exceptional people and exceptional service.”  Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375